Exhibit 99.3

FSA Quarterly Letter
from Robert P. Cochran, Chairman and Chief Executive Officer

November 13, 2006

After achieving solid growth in business originations for the first six months, our new originations slowed in the third quarter. This was primarily due to reduced writings in the global asset-backed and U.S. municipal markets, where narrow credit spreads, aggressive structures, and in the case of municipals, lower refunding volume, limited opportunities that would deliver fair returns to our shareholders.  On the bright side, the international public infrastructure business kept up its strong performance, and the financial products segment made a good contribution. Present value (PV) originations for the third quarter were $192.8 million, 39% lower than in the same quarter of last year, and $617.8 million for the first nine months, a 14% drop from the same period in 2005.

Net income for the third quarter and first nine months increased 24%, reaching $91.5 million for the quarter and $331.4 million year to date. Operating earnings, which exclude fair-value adjustments for both insured credit default swaps and economic interest rate hedges, grew 20.0% to $97.6 million for the quarter and 10.3% to $276.9 million year to date.  (Adjusting for the effects of repatriating Bermuda income last year, net income and operating income would both have been flat for the third quarter, and would have risen 17.8% and 4.5%, respectively, for the first nine months.)    Non-GAAP adjusted book value (ABV), which we consider the best measure for intrinsic value, reached $4.2 billion, having grown 12.7% over the past 12 months after taking dividends into account.

Net earned premiums, excluding premiums from refundings and accelerations, were slightly below the nine-month level for 2005, due to the runoff of older asset-backed transactions. Given the steady growth in ABV described above, we believe this short-term pause in earnings growth should be replaced by the long-term earnings power of our originations in recent periods.

U.S. municipal market: volume prospects improving as refundings begin to pick up

Through September, U.S. municipal refundings continued to lag last year’s level by a wide margin. Though new-money issuance grew, overall U.S. municipal market volume was down 14% for nine months to approximately $266.1 billion.  Insurance penetration also declined, to 50% from 59%. FSA guaranteed 22% of the insured volume.

In this market, FSA originated an insured par amount of $9.3 billion for the third quarter, which generated PV premiums of $50.2 million, representing decreases of 53.1% in par insured and 71.6% in PV premiums quarter over quarter. The decreases in par insured and PV premiums are somewhat skewed by the exceptionally large, high-premium

Chicago Skyway transaction insured in the third quarter of last year.  Additionally, we insured a greater proportion of transactions in high-quality sectors, such as general obligations, special district issues and water and sewer utility bonds, where we found greater relative value. Year to date, U.S. municipal par insured declined 41.1% to $29.5 billion, and PV premiums originated declined 37.1% to $216.8 million.

Looking ahead, we are encouraged by the 6.7% increase in municipal refundings that occurred in October and are currently reviewing a significant number of large, long-term transactions for our guaranty.

U.S. asset-backed market: a selective approach in traditional markets combined with new product development

In a tight-spread and highly liquid market, FSA was selective across the consumer finance, collateralized debt obligation and residential mortgage-backed sectors, resulting in a 36.1% decrease in par insured and 59.3% decrease in PV premiums in the third quarter versus the same period last year. For the first nine months, par insured declined 10.6% to $18.1 billion, and PV originations declined 56.8% to $74.0 million.  The sharper decline in PV premiums is primarily due to a combination of tight spreads, higher quality in the consumer finance business and reduced insured amounts of RMBS and longer-term pooled corporate CDS.

I’ve said this before, but it is worth repeating that a turn of the credit environment will definitely occur, and we are well prepared to pick up the pace of originations when structures and pricing make sense. That doesn’t mean, however, that we are simply waiting out the cycle. We continue to look for good opportunities where we can add value and have a vigorous new product development program underway in the U.S. and in newer markets outside the U.S.

International markets: Continued strength in public infrastructure led by activity in the U.K.

We guaranteed $3.1 billion of international transactions in the third quarter, generating $90.0 million of PV premiums, increases of 13.2% and 85.8%, respectively.  Most of the transactions insured were concentrated in the U.K. public infrastructure sector, particularly water and other utility companies.  Par insured for nine months reached $12.5 billion, up 29.9%, and PV premiums grew 82.6% to $242.0 million. The high growth in PV premiums relative to par insured resulted from the combination of a greater proportion of longer-term transactions insured and the added value we bring to complex public infrastructure transactions. The international public infrastructure markets should continue to be strong growth markets for our industry based on high infrastructure needs and governments’ needs to seek financing in the capital markets.

The same conditions that restricted our U.S. asset-backed business prevailed in the international ABS arena.  We expect the climate to change, and we are currently seeing a number of factors at play that should increase asset-backed issuance internationally, including growing capital markets and changes in legal frameworks to facilitate growth in securitization.  Once again, when market conditions are right, we will be in a strong position to add value.

Financial Products: a steady growth trend

The $31.7 million of financial products PV NIM originated in the third quarter did not match the $38.4 million originated a year ago, during which we found a number of attractive long-dated purchasing opportunities. However, for nine months, PV NIM originations increased 17.1%, a good measure of the general growth trend of this business. Beginning in the third quarter, demand for unsecured municipal GICs declined due to the flat interest rate environment, while demand for structured GICs rose dramatically.

Our view of the future

I’ve said a lot in my letters over the last few quarters about the current business environment and its impact on our business, primarily to stress our long-term commitment to conservative underwriting and pricing discipline. I believe that we are following the right course. As of third quarter, 88% of our net par exposure was of Single-A or higher quality, and we have the strongest balance sheet in the industry. Despite the aggressive credit environment we find ourselves in today, I am optimistic about the longer term course of business and our ability to add value for issuers and investors in Triple-A insured securities.

 Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders’ equity, and PV premiums originated to gross premiums written.  This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects.  Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements.  Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K  for the year ended December 31, 2005.  Forward-looking statements in this letter are expressly qualified by all such factors.  The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.